Exhibit 10.3

RESTATEMENT OF EXACTTARGET, INC.

INDEPENDENT DIRECTORS RESTRICTED STOCK PLAN

(as in effect on November 22, 2011,

incorporating First Amendment)

ExactTarget, Inc. (“Company”) hereby amends and restates in its entirety the ExactTarget, Inc. Independent Directors Restricted Stock Plan, formerly known as the ExactTarget, Inc. Non-Employee Directors Restricted Stock Plan (“Plan”), effective January 1, 2010.

ARTICLE I

APPROVAL AND PURPOSE

Section 1.01. Restatement. The Compensation Committee of the Company’s Board of Directors (“Committee”) previously adopted the Plan, effective January 1, 2009, as part of the ExactTarget, Inc. 2008 Equity Incentive Plan (“Equity Incentive Plan”), and it later restated the Plan. The Committee approved this amendment and restatement of the Plan, effective January 1, 2010, on May 27, 2010.

Section 1.02. Purpose of Plan. The Plan is designed to promote the interests of the Company and its shareholders by providing an additional means of attracting and retaining independent directors and aligning the interests of those directors more closely with those of the Company’s shareholders by provided for the automatic grant of shares of Restricted Stock to such directors.

Section 1.03. Relationship to Equity Incentive Plan. The Committee has adopted the Plan as part of the Equity Incentive Plan, and it shall be subject to the remaining provisions of the Equity Incentive Plan to the same extent as if fully set out herein.

ARTICLE II

DEFINITIONS

Section 2.01. Definitions. When capitalized in this Plan, terms shall have the meaning specified in the Equity Incentive Plan, unless a different definition is provided below, in which case the definition provided below shall apply:

(a) Annual Grant Number” means, with respect to a grant made pursuant to the Plan during a calendar year, a number of whole Shares of Restricted Stock determined by dividing $80,000 ($90,000, in the case of the lead director) by the Fair Market Value of a Share on the first date of such calendar year.

(b) “Equity Incentive Plan” means the ExactTarget, Inc. 2008 Equity Incentive Plan, as amended from time to time.

(c) “Grant Date” means the effective date of a grant pursuant to Section 4.01 or 4.02.

(d) “Independent Director” means a member of the Company’s Board of Directors who is neither (i) an Employee nor (ii) a designated representative of a venture capital investor in the Company.

(e) “Plan” means the ExactTarget, Inc. Independent Directors Restricted Stock Plan, as amended from time to time.

(f) “Restricted Stock Agreement” means an agreement between the Company and a Participant setting out the terms and conditions applicable to a grant of Restricted Stock hereunder.

ARTICLE III

ELIGIBILITY

Each Independent Director shall automatically become a Participant upon becoming an Independent Director.

ARTICLE IV

RESTRICTED STOCK AWARDS

Section 4.01. Automatic Annual Grants.

(a) Effective May 27, 2010, each Independent Director on such date shall receive an award of a number of Shares of Restricted Stock equal to the Annual Grant Number, which Shares shall be subject to the restrictions set out in, and shall be contingent on the Independent Director signing, a Restricted Stock Agreement acceptable to the Committee. Except as otherwise specified in the Restricted Stock Agreement or the Equity Incentive Plan, a Participant’s interest in the Shares granted pursuant to this Subsection shall become vested on January 1, 2011, provided that the Participant is an Independent Director on such date. The Committee may, in its discretion, lengthen, shorten, or eliminate such vesting period.

(b) Effective January 1, 2011, and each January 1 thereafter while the Plan is in effect, each Independent Director on such date shall receive an award of a number of Shares of Restricted Stock equal to the Annual Grant Number, which Shares shall be subject to the restrictions set out in, and shall be contingent on the Independent Director signing, a Restricted Stock Agreement acceptable to the Committee. Except as otherwise specified in the Restricted Stock Agreement or the Equity Incentive Plan, a Participant’s interest in the Shares granted pursuant to this Subsection shall become vested on the first anniversary of the Grant Date, provided that the Participant is an Independent Director on such date. The Committee may, in its discretion, lengthen, shorten, or eliminate such vesting period.

Section 4.02. Automatic Grants to New Directors. If a person first becomes an Independent Director after May 27, 2010, and the Plan is then in effect, as of such date the Director shall receive an award of a number of Shares of Restricted Stock equal to the Annual Grant Number, which Shares shall be subject to the restrictions set out in, and shall be contingent on the Independent Director signing, a Restricted Stock Agreement acceptable to the Committee. Except as otherwise specified in the Restricted Stock Agreement or the Equity Incentive Plan, a Participant’s interest in the Shares granted pursuant to this Section shall become vested on the first anniversary of the Grant Date, provided that the Participant is an Independent Director on such date. The Committee may, in its discretion, lengthen, shorten, or eliminate such vesting period.

ARTICLE V

AMENDMENT AND/OR TERMINATION OF THE PLAN

Subject to any restrictions set out in the Equity Incentive Plan, the Committee may amend and/or terminate the Plan at any time. In addition, the Plan shall terminate automatically upon termination of the Equity Incentive Plan.

The foregoing sets out the terms of the ExactTarget, Inc. Independent Directors Restricted Stock Plan, as amended and restated by the Compensation Committee of the Board of Directors, effective January 1, 2010.

FORM OF

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement is entered into by and between ExactTarget, Inc., a Delaware corporation (“Company”), and DIRECTOR, a member of the Company’s Board of Directors (“Director”), effective on this EFFECTIVE DATE.

Background

The Company wishes to provide incentives to recognize and reward the Director, whose performance, contributions, and skills are critical to the Company’s success, by aligning his interests more closely with those of the Company’s shareholders. For this purpose, the Compensation Committee of the Company’s Board of Directors (“Committee”) has granted the Director restricted shares of unregistered common stock of Company, subject to the terms and conditions provided in this Restricted Stock Agreement (“Agreement”), the ExactTarget, Inc. Independent Directors Restricted Stock Plan (“Directors Restricted Stock Plan”), and ExactTarget, Inc. 2008 Equity Incentive Plan (“Equity Incentive Plan”). The Directors Restricted Stock Plan and the Equity Incentive Plan are hereafter referred to as the “Plans”.

In consideration of the premises, the Company and the Director agree as follows:

Agreement

1. Grant. The Company hereby grants the Director                  whole shares of unregistered common stock of the Company, which shares (“Restricted Shares”) shall be subject to the terms, conditions, and restrictions specified in this Agreement and the Plans. The Committee has determined that (disregarding restrictions imposed by this Agreement and the Plans that lapse upon the Director’s interest becoming vested) the Restricted Shares have a per-share fair market value (“Value”) of $        .

2. Closing. The transfer of the Restricted Shares (“Closing”) shall occur simultaneously with the execution of this Agreement. Concurrently with the execution of this Agreement, (i) the Company shall issue a certificate, registered in the Director’s name, representing the Restricted Shares, and (ii) the Director shall deliver to the Company a duly executed (A) stock power, endorsed in blank, relating to the Restricted Shares, and (B) a duly signed election under Internal Revenue Code Section 83(b), with respect to the grant of the Restricted Shares, provided that the Director intends to make such an election at the Closing.

3. Custody. The Director understands that, although the certificates representing the Restricted Shares shall be registered in the Director’s name, all such certificates (other than for Restricted Shares that have vested) shall be deposited, together with the stock power executed by the Director, in proper form for transfer, with the Company. The Company is hereby authorized to effectuate the transfer into its name of all certificates representing the Restricted Shares that are forfeited to the Company pursuant to paragraph 5 of this Agreement. Following the vesting of all Restricted Shares subject to this Agreement, or earlier, if requested by the Director, the Company shall issue an appropriate certificate for those Restricted Shares that have become vested.

4. Nontransferability of Restricted Shares. Until such time as the Restricted Shares become vested, the Director shall not have any right to sell, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares. The Director represents and warrants to the Company that he shall not sell, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares in violation of applicable securities laws or the provisions of this Agreement. Except as expressly provided in this Agreement, all non-vested Restricted Shares shall be forfeited upon the Director’s termination of service as an Independent Director.

5. Vesting. The Director’s interest in the Restricted Shares shall vest and become nonforfeitable on                     , provided that the Director is an Independent Director on such date. Notwithstanding the preceding sentence, the Director’s interest in the Restricted Shares not previously vested or forfeited shall become 100% vested upon the occurrence of a Change in Control. For purposes of the preceding sentence, a “Change in Control” means (i) the Company’s consummation of a merger, consolidation, reorganization, or similar business transaction, unless immediately after such transaction, more than 50% of the outstanding voting power of the surviving or resulting entity is held by persons who were shareholders of the Company immediately before the transaction; or (ii) the Company’s consummation of a sale of all or substantially all of its assets.

6. Forfeiture. If the Director should cease to be an Independent Director for any reason before becoming 100% vested in the Restricted Shares, the Restricted Shares shall not vest further, and the Director’s interest in the unvested portion of the Restricted Shares shall be immediately forfeited (effective as of the date of such termination as an Independent Director).

7. Voting and Other Rights. The Director shall have all of the rights and status as a stockholder of the Company with respect to the Restricted Shares, including the right to vote any and all Restricted Shares and to receive dividends or other distributions thereon, regardless of whether such Restricted Shares are vested, until the earlier of the date on which such Restricted Shares shall be forfeited as provided herein or the date on which the Director ceases to own such shares. The Director understands that the grant of Restricted Shares to him under this Agreement does not confer upon him any right to continue as a director of the Company.

8. Investment Representations. The Director represents and warrants to the Company that he is acquiring the Restricted Shares for his own account for investment and not with a view to or for resale in connection with any distribution of the Restricted Shares and that he has no present intention of distributing or reselling the Restricted Shares. The Director acknowledges that the Restricted Shares are subject to the terms and conditions of any shareholders’ agreement in effect at the time the restrictions lapse, and he agrees to sign separate documentation agreeing to be bound by such shareholders’ agreement, if requested to do so by the Company. The Director acknowledges that the certificate or certificates representing the Restricted Shares shall bear an appropriate legend relating to restrictions on transfer and stating that the Restricted Shares are subject to the terms and conditions of any applicable shareholders’ agreement.

9. Adjustments for Changes in Capitalization of the Company. In the event of any change in the outstanding shares of common stock of the Company prior to the lapsing of the restrictions associated with the Restricted Shares by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporate structure of the Company or in the shares of common stock, the number and class of the Restricted Shares shall be appropriately adjusted by the Company, in its sole discretion, whose determination shall be conclusive.

10. Securities Laws. The Director understands that applicable securities laws may restrict the right of the Director to dispose of any Restricted Shares that the Director may acquire hereunder and govern the manner in which such Restricted Shares may be sold. The Director shall not offer, sell or otherwise dispose of any of the Restricted Shares in any manner that would (a) require the Company to file any registration statement with the Securities Exchange Commission (the “SEC”), (b) require the Company to amend or supplement any registration statement that the Company may at any time have on file with the SEC, or (c) violate the 1933 Act or any other state or federal law.

11. Withholding Taxes. If the grant or other transfer of the Restricted Shares, or the vesting of the Restricted Shares, results in taxable compensation income to the Director, and the Company determines that it is required to withhold taxes with respect to such compensation, the Director hereby authorizes the Company to collect any withholding taxes from the Director by lump sum payroll deduction or, if that is not possible, the Director agrees to make direct payment of the applicable taxes to the Company.

12. Integration. This Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

13. Successors. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and any successors, assigns, or estate of the Director, including his executors, administrators, and trustees.

14. Amendment. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is in writing and signed by the party against whom such modification, waiver, or discharge is sought to be enforced.

15. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Indiana, without giving effect to the principles of conflict of laws of such State.

16. Binding Agreement. By signing below, the Company and the Director agree to be bound by the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Company and the Director have executed this Agreement, effective on the date specified in the first paragraph hereof.

EXACTTARGET, INC.

By:
(Written signature)		Scott Dorsey, President and Chief Executive Officer

(Printed signature)